EXHIBIT 10.29

PREMIER FINANCIAL CORP.

EXECUTIVE SHORT TERM INCENTIVE PLAN

(Effective for Performance Periods Beginning On or After January 1, 2024)

Premier Financial Corp. (the “Company”) maintains this Executive Short Incentive Plan (the “STIP”) to identify the specific performance related objectives required for the payout of short term cash incentives for the benefit of certain key executives of the Company and the Company’s subsidiaries. An award under the STIP (each a “STIP Award”) is designed to align an individual’s compensation with the success of the Company based upon the achievement of certain performance measures at the end of the performance period. The STIP and all STIP Awards are administered and overseen by the Compensation Committee (the “Committee”) of the Board of Directors of Premier Financial Corp.

The individuals eligible to receive an award under the STIP will be determined by the Company, or by the Committee with respect to the CEO and any other officers covered by Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Executive Officers”), from time to time.

Target and Actual Awards and Form of Payout:

A STIP Award will be communicated to each participant through an individual statement prepared by the CEO or Chief Human Resources Officer setting forth the applicable Corporate Performance Goals (as defined below), the specific threshold/target/maximum performance levels for each Corporate Performance Goal, the performance period, the recipient’s Target STIP Award (as defined below), the portion of the Target STIP Award attributable to the Corporate Performance Goals, and the portion of the Target STIP Award attributable to the participant’s individual performance goals.

A “Target STIP Award” will be identified at the time of grant and is determined as a percentage of the recipient’s base salary.

A performance period under the STIP will be the 12 month period beginning on January 1 of the year in which the award is issued and ending on December 31 of that year.

Following the end of each applicable performance period, the Committee will certify performance results relative to the level of achievement of the Corporate Performance Goals for all participants. The date the Committee certifies the performance results is referred to as the “Certification Date.” At the Committee’s discretion, the performance levels relating to STIP Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company or its subsidiaries or changes in applicable tax laws or accounting principles.

With respect to the CEO and Executive Officers, on or before the Certification Date, the Committee will (1) assess the CEO’s performance and determine and approve the level of attainment by the CEO of the CEO’s individual performance goals established by the Committee, and (2) with respect to all other Executive Officers, review the annual assessment conducted by the CEO of each Executive Officer’s personal performance compared to their individual performance goals. The CEO, or the CEO’s delegate, will approve all levels of personal performance compared to individual performance goals for any participant in the STIP who is not an Executive Officer.

STIP Awards will be paid out as “Actual Awards” based upon the attainment of the Corporate Performance Goals and individual performance goals. The Committee will approve the Actual Award to be paid to the CEO and each Executive Officer. The CEO, or the CEO’s delegate, will approve the Actual Award to be paid to any participant in the STIP who is not an Executive Officer. Following the determination of the Actual Award, each participant will receive a written confirmation of the Actual Award, setting forth the level of achievement of all goals and the amount of the Actual Award.

The Actual Award will be paid in cash as soon as practicable, but not later than March 15 of the year following the end of the applicable performance period.

Performance Measures, Weightings, Goals and Payout Calibration:

For each performance period, the Committee will identify the applicable performance measures (the “Corporate Performance Goals”) to be applied.

For each performance period, the Committee will identify the relative weighting and the target performance level required to receive 100% of the award opportunity associated with each applicable Corporate Performance Goal. The Committee will also establish (1) a threshold performance level the attainment of which will result in a 50% payout of the award opportunity for the applicable Corporate Performance Goal, and (2) a maximum performance level the attainment of which will result in a 150% payout of the award opportunity for the applicable Corporate Performance Goal. Payouts for performance between threshold and target levels, or between target and maximum levels, will be interpolated. If the threshold performance level is not attained for a Corporate Performance Goal, no payout will be made with respect to that Corporate Performance Goal. No payout relating to the Corporate Performance Goal will exceed 150% of the award opportunity even if performance exceeds the stated maximum performance level. Each Corporate Performance Goal will be assessed separately and may result in the payment of an Actual Award regardless of whether the other Corporate Performance Goals have been achieved.

No payout relating to a participant’s individual performance goals will exceed 150% of the award opportunity.

General Terms

1. Vesting and Forfeiture.

a) All STIP Awards are subject to forfeiture until they vest. Except as otherwise provided herein, STIP Awards will vest and become nonforfeitable on the Certification Date provided the participant remains an Employee on the Certification Date, and has continuously been, from the grant date of the award through the Certification Date, an employee off the Company or a subsidiary of the Company (this continued employment status referred to herein as the participant’s “Continued Service”). If a STIP Award is forfeited before vesting for any reason, including the termination of participant’s Continued Service, neither the Company nor any subsidiary shall have any further obligations to the participant with respect to the STIP Award.

b) Notwithstanding Section 1(a), if the participant’s Continuous Service terminates during a performance period as a result of the participant’s death or Disability (as defined below), a pro-rated STIP Award (determined by the number of months, including any partial months elapsed during the performance period) will vest on the Certification Date as if the participant’s Continuous Service had not terminated. To the extent applicable, the portion of the Actual Award attributable to the Corporate Performance Goals will be determined as described above and the portion of the Actual Award attributable to the participant’s individual performance goals will be determined as if these goals were satisfied at target (or with a “meets” or otherwise satisfactory ranking). The Actual Award will be paid to the participant, or the participant’s estate or surviving beneficiary in the event of the participant’s death, within 90 days of vesting.

“Disability” means a participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the participant or to the participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.

c) Notwithstanding Section 1(a), if the participant’s Continuous Service terminates before the end of a performance period as a result of Retirement or termination by the Company without Cause (as defined below), a pro-rated STIP Award (determined by the number of months, including any partial months elapsed during the performance period) will vest on the Certification Date. To the extent applicable, the portion of the Actual Award attributable to the Corporate Performance Goals will be determined as described above and the portion of the Actual Award attributable to the participant’s individual performance goals will be determined as if these goals were satisfied at target (or with a “meets” or otherwise satisfactory ranking) unless otherwise determinable by the Committee or the CEO in their sole discretion. The Actual Award will be paid to the participant, or the participant’s estate or surviving beneficiary in the event of the participant’s death, within 90 days of vesting.

“Retirement” means the participant’s retirement from the employ of the Company under one or more of the retirement plans of the Company, or as otherwise specified by the Committee.

If the participant is party to an employment, severance, change in control or other similar agreement with the Company or a Subsidiary (an “Employment Agreement”) that incorporates a definition of “Cause”, that definition of “Cause”, as it may be amended, shall be used for purposes of the STIP. If the participant is not party to an Employment Agreement, “Cause” will mean a participant’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company or a subsidiary; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or a subsidiary; or (e) violation of the Company’s code of conduct or any other policy of the Company or a subsidiary that applies to the participant.

d) If a participant is party to an Employment Agreement that provides for the vesting or payment of a STIP Award in connection with the termination of the participant’s Continued Service or employment, for any of the termination reasons described in 1(b) or 1(c) above, the terms of the Employment Agreement shall control with respect to the payment or vesting of a STIP Award.

2. Effect of a Change in Control. If there is a Change in Control (as defined in the PFC Equity Incentive Plan) during a performance period, any unvested STIP Award will be deemed earned and vested at target levels, unless the Committee determines actual performance or that a different treatment is appropriate, on the effective date of the Change in Control and the Cash Payout paid no later than sixty (60) days following the effective date of the change in control.

3. No Right to Continued Service. This Plan does not confer upon a participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in this Plan will be construed to limit the discretion of the Company to terminate the participant’s Continuous Service at any time, with or without Cause.

4. Interpretation. Any dispute regarding the interpretation of this Plan will be submitted to the Committee for review. The resolution of such dispute by the Committee will be final and binding on the participant and the Company.

5. Discretionary Nature of Plan; Amendment. This Plan and any unvested STIP Award is discretionary and may be amended, cancelled or terminated by the Company at any time, in its sole discretion. The grant of a STIP Award or Target Award does not create any contractual right or other right to receive any Actual Award or any STIP Award in the future. Future STIP Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan or these Terms and Conditions will not constitute a change or impairment of the terms and conditions of the participant’s employment with the Company.

6. Section 409A. This Plan and any STIP Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the participant on account of non-compliance with Section 409A of the Code.

7. Clawback. Notwithstanding any other provisions in this Plan or any statements issued with respect to Target Awards or Actual Awards, all payments made to a participant pursuant to this Plan will be subject to potential cancellation, recoupment, recession, payback or other action in accordance with any applicable clawback policy that the Company may adopt from time to time or any applicable law, as may be in effect from time to time.